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                                                                   Exhibit 10.52



                          [Omega Cabinets Letterhead]



Robert L. Moran                                                  The Omega Group
President & CEO                             1205 Peters Drive Waterloo, IA 50703
                                            Phone 319-235-5700  Fax 319-235-5827
                                                                www.omegacab.com

May 27, 1999



Mr. David Romeo
1211 Barclay Circle
Barrington, IL 60010

Dear David:

On behalf of Omega Holdings, Inc. it is my pleasure to confirm our offer of employment as Senior Vice President of Operations for Omega Holdings, Inc. In this position you will report directly to me and participate with the other officers in establishing corporate policy, procedure and direction. You will have responsibility for all aspects of operations.

     .    Base Salary

               You will be paid $5,576.92 bi-weekly (an amount equal to $145,000 annually).

     .    Bonus

               Your annual bonus potential at 100% of plan will be equal to 40% of base salary. The actual amount of bonus paid will be based upon the company achieving certain earnings goals and your personal performance as measured against agreed-upon objectives. The plan has the following sliding scale:

                         % Plan      % Target Bonus
                         ------      --------------
                           90%            25.0%
                           95%            62.5%
                          100%           100.0%
                          105%           125.0%

               The bonus will be paid on a pro-rate basis for 1999, with full participation in 2000.

     .    Equity

               You will be eligible to purchase up to 300 shares of stock in Omega Holdings at a fair market value purchase price of $1,760.8185 per share. This represents a total equity investment of $528,245.55 comprising (1) $200,000.00 to be paid to Omega Holdings, Inc. at a mutually agreeable date near your start date and (2) $328,245.55 long-term loan with principal and interest

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               payable upon an "event".  The interest rate represents a fixed rate pegged off the Applicable Federal Rate as published by the IRS (5.66% for May, 1999) and will be accrued annually at year-end.

               Stock options will be granted in a ratio of 1.25 times shares purchased to be granted over a three and one-half (3.5) year period ending December, 2002. The grant will be awarded annually at the original cost of the stock ($1,000) and will be tied to the Company's achievement of financial targets to be set on an annual basis and approved by the Board of Directors.

Enclosed Omega Holdings, Inc. documents include (1) Summary Description of the Stock Option Plan and Stockholders Agreement, (2) Stockholders Agreement and (3) Stock Option Plan. Details addressing the valuation of equity upon termination of employment are outlined in the Stockholders Agreement.

     .    Relocation

               Your relocation package will cover usual and customary costs associated with your relocation per Omega policy, including the cost of the physical move, closing costs (not including points) and temporary living expenses for 60 days including morning and evening meals. In addition, Omega will reimburse monthly rental housing costs for one year and pay for weekly travel between Waterloo and Chicago (bi-weekly airfare and mileage reimbursement).

     .    Benefits

               You will be eligible to participate in health, life, dental, vision, 401(k), and short and long-term disability plans as provided to all employees. For all plans the coverage is not immediate and will require your personal enrollment. With exception of the 401(k) plan, for which you will become eligible January, 2000, eligibility to participate commences sixty (60) days following your date of hire. Should you elect to continue your present medical insurance coverage through the COBRA provisions offered by your current employer, Omega will reimburse you for the premium cost for a period not to exceed sixty (60) days beyond your employment date. Enclosed is an Omega Cabinets Employee Handbook.

     .    Vacation

               You will be entitled to two weeks of paid vacation. Our executive staff members have additional days available on a discretionary, as-needed basis.

     .    Performance Review

               A position performance review is to occur January 1, 2000 or before.

David, we believe that you have the background and experience for this responsibility and that you shall enjoy great personal success while helping Omega achieve its objectives. We are excited about your joining the Omega team and getting at the many challenges and opportunities before us!

If this opportunity meets with your expectations, please acknowledge acceptance by signing in the space provided and return a copy to me at your earliest convenience.

Sincerely,                           Date this ______ day of ___________, 1999


/s/
Robert L. Moran                      _________________________________________
                                     David Romeo

cc:  Don Cihak
     John Horton